Exhibit 99.1

Tops Holding LLC and Tops Markets II Corporation Announce Expiration and Final Results of Exchange Offer and Consent Solicitation

Williamsville, NY, August 7, 2017 -- Tops Holding LLC and Tops Markets II Corporation (the “Issuers”) today announced the expiration and final results for their previously announced exchange offer (the “Exchange Offer”) to certain eligible noteholders to exchange any and all of the outstanding $85,514,000 aggregate principal amount of 8.750%/9.500% Senior Notes due 2018 (CUSIP / ISIN 89078XAB3 / US89078XAB38) (the “HoldCo Notes”) issued by Tops Holding II Corporation for a combination of new 9.000% Senior Amortizing Notes due 2021 (the “OpCo Notes”) and cash consideration.

As of the expiration time for the Exchange Offer, which was 11:59 p.m., New York City time, on August 4, 2017, the Issuers had received tenders and consents from holders of $76,426,000 in aggregate principal amount of the HoldCo Notes, representing approximately 89.37% of the total outstanding principal amount of the HoldCo Notes.

The Issuers have waived the condition that holders representing at least 90% of the aggregate principal amount of HoldCo Notes tender their HoldCo Notes in the Exchange Offer. At settlement, which is currently expected to occur August 9, 2017 (the “Settlement Date”), approximately $67,511,000 of OpCo Notes will be issued. Holders whose tendered HoldCo Notes are accepted for exchange will receive the total exchange consideration of $883.50 in principal amount of OpCo Notes and $116.50 in cash consideration per $1,000 principal amount of HoldCo Notes, plus accrued and unpaid interest in cash on the exchanged HoldCo Notes, to, but not including, the Settlement Date. In addition, the proposed amendments to the indenture governing the HoldCo Notes will become operative and effective on the Settlement Date.

The complete terms and conditions of the Exchange Offer are set forth in the informational documents relating to the Exchange Offer. This press release is for informational purposes only and is neither an offer to sell or purchase, nor a solicitation of an offer to sell or purchase, the HoldCo Notes or the OpCo Notes.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking.  The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “should” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long-term business operations and objectives, and financial needs.  Factors that could cause such differences in future results include, but are not limited to, the risks described in the Confidential Offering Memorandum and Consent Solicitation Statement related to the Exchange Offer.